For more information:
Alicia Clancy
Renewable Energy Group, Inc.
(m) 515-450-9692
alicia.clancy@REGI.com

Renewable Energy Group, Inc. Signs Agreement to Buy Soy Energy, LLC Biorefinery
Upon Soy Energy Unit Holder Approval, REG to Repair and Re-start Mason City, Iowa Plant

(AMES, Iowa) May 1, 2013-Renewable Energy Group® (NASDAQ:REGI), the nation's leading biodiesel producer and marketer, today executed a purchase agreement to acquire a 30-million gallon per year biodiesel plant from Soy Energy, LLC.

Pursuant to the agreement, REG will acquire the Mason City, Iowa biorefinery for $11 million in cash and the issuance of a $5.6 million promissory note to Soy Energy. The acquisition is subject to customary closing conditions, including approval of the transaction by the Soy Energy unit holders.

The Mason City plant, originally built to process highly refined raw materials in 2006, was purchased by Soy Energy in 2010 and upgraded to utilize a larger variety of raw materials including animal fats and used cooking oil. The plant was idled in mid-2012 due to market conditions and manufacturing challenges.

“Renewable Energy Group's offer provides the best value for Soy Energy unit holders while helping unit holders achieve their mission for promoting economic development in the area,” said Jeff Oestmann, Soy Energy's President and CEO. “In addition, REG's procurement know-how and proven business model of using lower cost raw materials makes them a reliable operator for this plant.”

REG plans to repair then re-start the refinery and further upgrade the plant in the future. The acquisition would increase REG's biodiesel production capacity to 257 million gallons annually. REG currently owns seven active biodiesel refineries in five states, including plants in Newton and Ralston, Iowa and Albert Lea, Minnesota.

“We are committed to the people of Mason City, Midwestern farmers and livestock producers and those who supply the fats, oils and greases we will buy,” said Daniel J. Oh, REG President and CEO. “We look forward to working with area transportation firms to power our logistics and to providing new employment opportunities at the Mason City facility.” REG expects approximately 30 full-time, family-wage jobs to be filled at the plant.

“The Soy Energy plant is strategically positioned within the REG network of plants to meet regional and national demand for lower carbon, clean burning biodiesel,” Oh added.
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Renewable Energy Group® is a leading North American biodiesel producer with a nationwide distribution and logistics system. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuels. With more than 225 million gallons of owned/operated annual production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. We sell REG-9000® biodiesel to distributors so Americans can have cleaner burning fuels that help lessen our dependence on foreign oil. REG-9000® branded biodiesel is distributed in nearly every state in the U.S

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to the consummation of the acquisition, REG's plans to upgrade and restart the Mason City Facility and the expected benefits of the acquisition. Actual results may vary materially due to a number of factors including, but not limited to, the risk that the Mason City Facility will not be able to be re-started, , the risk of management distraction associated with bringing the Mason City Facility back online, as well as other risks that are detailed from time to time in REG's SEC reports. REG is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Information contained in our website is not incorporated by reference in, or made part of this press release.

Soy Energy anticipates filing a proxy statement and the other relevant documents regarding the proposed asset purchase. Before making any decisions, members are urged to read the proxy statement carefully in its entirety and any other relevant documents, when these documents become available, as such documents will contain important information about the transaction. A definitive proxy statement will be sent to the members of Soy Energy seeking their approval of the transaction. Members may obtain free copies of proxy statement and related documents, when they become available, and other documents filed with, or furnished to, the SEC by Soy Energy, LLC at the SEC's website at http://www.sec.gov or by contacting Soy Energy.

This communication is not a solicitation of a proxy from any security holder of Soy Energy or its affiliates. However, Soy Energy and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from members in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Soy Energy and a description of their direct or indirect interests by security holdings will be described in the proxy statement once filed with the SEC and are described in the proxy statement relating to the 2012 Annual Meeting of Shareholders filed with the SEC on February 28, 2012. These documents can be obtained free of charge from the sources indicated above.